SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)(1)

                           TLC Laser Eye Centers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87255E108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |X| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87255E108               SCHEDULE 13G                 Page 2 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffery J. Machat
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,860,388.81
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           500,484
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,935,595.81
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        500,484
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,436,079.81
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.17%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87255E108               SCHEDULE 13G                 Page 3 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      1123562 Ontario Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        N/A
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           2,837,500
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              N/A
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,837,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,837,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.57%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87255E108               SCHEDULE 13G                 Page 4 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Machat Family Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        N/A
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           2,837,500
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              N/A
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,837,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,837,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.57%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87255E108               SCHEDULE 13G                 Page 5 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Insight Corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        N/A
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           500,484
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              N/A
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        500,484
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      500,484
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.34%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Schedule 13G Amendment No. 2 (the "Statement") is filed by Jeffery J. Machat, 1123562 Ontario Limited, Machat Family Trust and Insight Corporation pursuant to Rule 13d-1(d) of the General Rules and Regulations of the Securities Exchange Act of 1934.

Item 1(a).        Name of Issuer:

                  TLC Laser Eye Centers Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  5600 Explorer Drive
                  Suite 301
                  Mississauga, Ontario L4W 4Y2
                  Canada

Item 2(a).        Name of Person Filing:

                  Jeffery J. Machat
                  1123562 Ontario Limited
                  Machat Family Trust
                  Insight Corporation

Item 2(b).        Address of Principal Business Office:

                  4101 Yonge Street
                  Toronto, Ontario M2P 1N6
                  Canada

Item 2(c).        Citizenship:

                  Canada

Item 2(d).        Title of Class of Securities:

                  Common Shares

Item 2(e).        CUSIP Number:

                  87255E108

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   |_|   Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   |_|   Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)   |_|   Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8.

(e)   |_|   An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

(f)   |_|   An employee benefit plan or endowment fund in accordance
            with ss. 240.13d-1(b)(1)(ii)(F);

(g)   |_|   A parent holding company or control person in accordance
            with ss. 240.13d-1(b)(1)(ii)(G);

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   |_|   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(j)   |_|   Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4.           Ownership

(a) The filing persons in the aggregate beneficially own 3,436,079.81 shares.

(b)         The aggregate shares owned constitute 9.17% of the class.

(c) Dr. Machat has sole power to vote or to direct the vote of 2,860,388.81 of the shares and sole power to dispose or to direct the disposition of 2,935,595.81 of the shares.

            1123562 Ontario Limited has shared power to vote or to direct the vote of 2,837,500 of the shares and shared power to dispose or to direct the disposition of 2,837,500 of the shares. The Machat Family Trust owns 100% of the outstanding capital stock of 1123562 Ontario Limited. Dr. Machat, Marica Machat and Elias Vamvakas are the trustees of the Machat Family Trust. The approval of Dr. Machat and one of the two other trustees is necessary to acquire or dispose of Machat Family Trust assets.

            Insight Corporation has shared power to vote or to direct the vote of 500,484 of the shares and shared power to dispose or to direct the disposition of 500,484 of the shares. Dr. Machat is the beneficial owner of 49.9% of the outstanding capital stock of Insight Corporation.

(d)         Dr. Machat has the right to acquire 75,207 shares.

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of Group.

            N/A

Item 10.    Certifications.

            N/A

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000


                                        /s/ Jeffery J. Machat
                                        ----------------------------------------
                                        Jeffery J. Machat


                                        1123562 Ontario Limited

                                        By: /s/ Jeffery J. Machat
                                            ------------------------------------
                                            Jeffery J. Machat


                                        Insight Corporation

                                        By: /s/ Jeffery J. Machat
                                            ------------------------------------
                                            Jeffery J. Machat


                                        Machat Family Trust

                                        By: /s/ Jeffery J. Machat
                                            ------------------------------------
                                            Jeffery J. Machat

                                        By: /s/ Marica Machat
                                            ------------------------------------
                                            Marica Machat